BRASKEM S.A.
                           CNPJ No. 42.150.391/0001-70
                             NIRE No. 29.300.006.939
                              Publicly Held Company

                                  RELEVANT FACT

Proceeding with its corporate restructuring process, the stages of which have been fully announced to the market, BRASKEM S.A. ("Braskem") hereby informs its shareholders and the market, in compliance with the provisions of Instructions CVM Nos. 319/99 and 358/02, that both its Board of Directors and the Board of Directors of Copene Monomeros Especiais S.A. ("Copene Monomeros") have approved on March 5, 2004, the convocation of the Extraordinary General Shareholders' Meetings, to be held on March 31, 2004, for purposes of deliberating on the merger of Copene Monomeros with and into Braskem.

This merger aims at capturing the operational synergies arising from this transaction, which have already been identified and will cause the reduction of operational and financial costs. In addition, this merger is in line with Braskem's corporate restructuring process, the purpose of which is to simplify its corporate structure by consolidating the activities of Braskem and its controlled companies.

Copene Monomeros is a company wholly-owned by Braskem and it produces, trades and exports butylene I and isoprene.

In this context, the specialized company PricewaterhouseCoopers Auditores Independentes, a civil partnership with head offices in the city of Sao Paulo, at Av. Francisco Matarazzo, No. 1400, 7th to 11th and 13th to 20th floors, Torino Tower, enrolled with the CNPJ/MF under No. 61 562 112/0004-73, and with secondary registration with the Regional Accounting Council of the State of Bahia (Conselho Regional de Contabilidade do Estado da Bahia) under No. CRC 2SP000160/0-5, whose indication and appointment must be confirmed in general shareholders' meetings of Braskem and of Copene Monomeros, has performed the book valuation of Copene Monomeros' shareholders' equity, based upon the data contained in its Balance Sheet dated 12/31/2003, for purposes of the merger ("Valuation Report").

According to the above-mentioned valuation, the book value of Copene Monomeros' shareholders' equity to be transferred to Braskem is R$115,832,653.03 (one hundred and fifteen million, eight hundred and thirty-two thousand, six hundred and fifty-three reais and three cents). Variations in Copene Monomeros' shareholders' equity that occur between the base date of 12/31/2003 and the date of the merger, will be absorbed by Braskem.

Considering that Braskem holds all of Copene Monomeros' capital stock, there will be no increase in Braskem's capital stock, and all shares issued by Copene Monomeros will be cancelled at the time of its merger with and into Braskem.

The costs of this merger described in this Relevant Fact are estimated in R$100,000.00, including expenses with publishing, fees of auditors, appraisers, consultants and lawyers.

The Valuation Reports, the Merger Justification Protocol, and all other pertaining documents, will be made available to Braskem's shareholders for review, as of March 9, 2004, from 9:00 A.M. to 5:00 P.M., at Braskem's headquarters, at Rua Eteno, 1561 - COPEC - Camacari - Bahia. A copy of this material will be made available to the Brazilian Securities and Exchange Commission (Comissao de Valores Mobiliarios - CVM) and at the Sao Paulo Stock Exchange (Bolsa de Valores de Sao Paulo - BOVESPA), as of March 9, 2004. Braskem's shareholders who wish to


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review the documents to be made available as
informed above, should schedule the time of their visit at the phone numbers
(11) 3443-9529 and (11) 3443-9744, with the Director of Investor Relations. A summary of the information with respect to this operation will be available at Braskem's website (www.braskem.com.br).


                            Sao Paulo, March 8, 2004



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                                   Braskem S.A.
                                 Paul Elie Altit
                           Director of Investor Relations